July 7, 2005



Gates Little
President and Chief Executive Officer
The Southern Banc Company, Inc.
221 S. 6th Street
Gadsden, Alabama 35901-4102


Re:
      Form 10-K for the fiscal year ended June 30, 2004
      File No. 033-93218

Dear Mr. Little:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



Joyce Sweeney
								 Branch Chief